As filed with the Securities and Exchange Commission on August 31, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Pulsenmore Ltd.

(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

State of Israel	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Pulsenmore Ltd.

Omarim St. 8, Omer

Israel 8500767

+972-526062075

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Pulsenmore Ltd. 2019 Amended Share Incentive Plan

Pulsenmore Ltd. 2023 United States Sub-Plan to the 2019 Amended Share Incentive Plan

(Full title of the plan)

Pulsenmore Americas LLC

c/o Vcorp Services, LLC

1013 Centre Road, Suite 403-B

Wilmington, Delaware 19805

+972-526062075

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Gary Emmanuel, Esq. Michael Soumas, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Telephone: +972 (0) 3.636.6000	Ivor Krumholtz, Adv. Amir Shachar, Adv. Shibolet & Co., Law Firm 4 Yitzhak Sade St. Tel Aviv 6777504 Israel Tel: +972 (3) 307-5030

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants in the 2010 Option Plan and the 2015 Share Incentive Plan covered by this Registration Statement, as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “SEC”) by Pulsenmore Ltd. (the “Registrant”) are incorporated herein by reference.

(1)	The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on March 30, 2026;

(2)	The Registrant’s Reports on Form 6-K filed with the SEC on January 21, 2026, January 26, 2026, February 2, 2026, February 9, 2026, March 18, 2026, March 30, 2026, May 7, 2026, June 12, 2026, June 24, 2026, June 25, 2026, July 1, 2026, July 1, 2026, July 13, 2026, August 6, 2026, August 17, 2026 , August 19, 2026 and August 31, 2026 (in each case, to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act); and

(3)	The description of the Registrant’s ordinary shares ordinary shares contained in Exhibit 2.1 to its Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on March 30, 2026, and any amendment or report filed for the purpose of further updating that description.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, and all reports on Form 6-K subsequently filed by the Registrant which state that they are incorporated by reference herein, prior to the filing of a post- effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of the duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision and provide that we may exculpate any office holder from liability to us to the fullest extent permitted by law.

Under the Companies Law and the Israeli Securities Law, 5728-1968 (the “Securities Law”), a company may indemnify, or undertake in advance to indemnify, an office holder for the following liabilities and expenses imposed on an office holder or incurred by an office holder due to acts performed by him or her as an office holder, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking is given, and to an amount or according to criteria determined by the board of directors to be reasonable under the circumstances, and such undertaking shall detail the foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder (i) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (A) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (B) no financial liability was imposed upon him or her as a substitute for the criminal proceeding (as defined in the Companies Law) as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (ii) in connection with a monetary sanction;

●	a monetary liability imposed on him or her in favor of an injured party at an Administrative Procedure (as defined below) pursuant to Section 52(54)(a)(1)(a) of the Securities Law;

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by another person, or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of care to the company or to another person, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable grounds to assume that his or her act would not prejudice the company’s interests;

●

a financial liability imposed upon him or her in favor of another person concerning an act performed by such office holder in his or her capacity as an office holder;

●

a monetary liability imposed on him or her in favor of an injured party in an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

●	expenses, including reasonable litigation expenses and reasonable attorneys’ fees, incurred by an office holder in connection with an Administrative Procedure.

Under the Companies Law, a company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following:

●	a breach by the office holder of his or her duty of loyalty, unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach by the office holder of his or her duty of care if such breach was intentional or reckless, but not if such breach was solely negligent;

●

any act or omission committed with intent to derive an unlawful personal benefit; or

●

any fine, civil fine, monetary sanction, penalty, forfeit or monetary settlement in lieu of criminal proceedings imposed on such office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders, as described under “Directors, Senior Management and Employees—Board Practices” in the Registrant’s most recent annual report on Form 20-F.

The Registrant’s amended and restated articles of association permit it to exculpate, indemnify and insure its office holders to the fullest extent permitted by the Companies Law and Securities Law. The Registrant has obtained directors’ and officers’ liability insurance for the benefit of its office holders and intends to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law. In addition, the Registrant has entered into agreements with each of its current office holders undertaking to indemnify them to the fullest extent permitted by the Companies Law and its articles of association, to the extent that these liabilities are not covered by insurance. On July 18, 2023, the Registrant’s shareholders approved, following the approvals of its compensation committee and board of directors, the adoption and grant of a new letter of indemnification to its existing and future directors and officers. The indemnification that the Registrant undertakes towards all persons whom it resolved to indemnify for the matters and circumstances described therein, jointly and in the aggregate, does not exceed an amount equal to 25% of the Registrant’s shareholders’ equity at the time of indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, office holders and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

See attached Exhibit Index.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omer, State of Israel, on August 31, 2026.

PULSENMORE LTD.

By:	/s/ Dr. Elazar Sonnenschein
Name:	Dr. Elazar Sonnenschein
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Elazar Sonnenschein and Eran Hirsh, acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto or any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Dr. Elazar Sonnenschein	Chief Executive Officer and Director	August 31, 2026
Dr. Elazar Sonnenschein	(Principal Executive Officer)

/s/ Eran Hirsh	Chief Financial Officer	August 31, 2026
Eran Hirsh	(Principal Financial and Accounting Officer)

/s/ Jonathan Adereth	Chairman of the Board of Directors	August 31, 2026
Jonathan Adereth

/s/ Linda Messalem	Director	August 31, 2026
Linda Messalem

/s/ Racheli Guz-Lavi	Director	August 31, 2026
Racheli Guz-Lavi

/s/ Prof. Anat Loewenstein	Director	August 31, 2026
Prof. Anat Loewenstein

/s/ Hagai Itkin	Director	August 31, 2026
Hagai Itkin

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Pulsenmore Ltd., has signed this Registration Statement on August 31, 2026.

Pulsenmore Americas LLC

By:	/s/ Eran Hirsh
Name:	Eran Hirsh
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Amended and Restated Articles of Association of the Registrant (filed as Exhibit 1.1 to our Registration Statement on Form 20-F as filed with the Securities and Exchange Commission on December 29, 2025, and incorporated herein by reference).
5.1*	Opinion of Shibolet & Co., Israeli counsel to the Registrant, as to the legality of the securities being registered
23.1*	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member of PricewaterhouseCoopers International Limited, an independent registered public accounting firm
23.2*	Consent of Shibolet & Co. (Included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
99.1	Pulsenmore Ltd. 2019 Amended Share Incentive Plan (filed as Exhibit 4.1 to our Registration Statement on Form 20-F as filed with the Securities and Exchange Commission on December 29, 2025, and incorporated herein by reference)
99.2	Pulsenmore Ltd. 2023 United States Sub-Plan to the 2019 Amended Share Incentive Plan (filed as Exhibit 4.2 to our Registration Statement on Form 20-F as filed with the Securities and Exchange Commission on December 29, 2025, and incorporated herein by reference).
107*	Filing Fee Table

*	Filed herewith.